Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Record Earnings for the First Quarter of 2019

●	Record Net Earnings of $51.6 million for the first quarter of 2019, or $0.37 per share

●	Net Earnings growth of $16.7 million or 48% vs. Q1 2018

●	Return on Average Assets of 1.84% for the first quarter of 2019

●	Return on Average Tangible Capital of 18.75% for the first quarter of 2019

Ontario, CA, April 24, 2019-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2019.

CVB Financial Corp. reported net income of $51.6 million for the quarter ended March 31, 2019, compared with $43.2 million for the fourth quarter of 2018 and $34.9 million for the first quarter of 2018. Diluted earnings per share were $0.37 for the first quarter, compared to $0.31 for the prior quarter and $0.32 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented “Our results this quarter demonstrate the earnings power of our merger with Community Bank, as reflected in the strength of our return on average assets of 1.84% and our return on average tangible capital of 18.75%. The consolidation of banking centers, post-merger, is on schedule and should be completed by the end of the second quarter.”

Net income of $51.6 million for the first quarter of 2019 produced an annualized return on average equity (“ROAE”) of 11.14% and an annualized return on average tangible common equity (“ROATCE”) of 18.75%. ROAE and ROATCE for the fourth quarter of 2018 were 9.29% and 15.93%, respectively, and the first quarter of 2018 produced an ROAE and ROATCE of 13.02% and 14.79%, respectively. Annualized return on average assets (“ROAA”) was 1.84% for the first quarter, compared to 1.49% for the fourth quarter of 2018 and 1.71% for the first quarter of 2018. The efficiency ratio for the first quarter of 2019 was 41.01%, compared to 49.15% for the fourth quarter of 2018 and 43.08% for the first quarter of 2018. Expenses related to the acquisition totaled $3.1 million for the first quarter of 2019. When acquisition related expenses are excluded, the efficiency ratio for the first quarter was 38.51%, compared to 42.31% for the prior quarter and 42.12% for the first quarter of 2018.

Net interest income before provision for loan losses was $109.5 million for the quarter, which was a $3.5 million, or 3.08%, decrease from the fourth quarter of 2018, and a $39.0 million, or 55.32%, increase over the first quarter of 2018. Total interest income and fees on loans for the first quarter of 2019 of $99.7 million decreased $1.2 million, or 1.20%, from the fourth quarter of 2018, and increased $44.5 million, or 80.61%, from the first quarter of 2018. Total investment income of $15.2 million decreased $395,000, or 2.54%, from the fourth quarter of 2018 and $1.5 million, or 8.80%, from the first quarter of 2018. Dividend income from FHLB stock declined by $754,000 from the fourth quarter of 2018 and was unchanged from the first quarter of 2018. Interest expense increased $1.0 million over the prior quarter and $3.6 million over the first quarter of 2018.

During the first quarter of 2019, $1.5 million of provision for loan losses was recorded, compared to $3.0 million of provision for loan losses for the prior quarter and $1.0 million of loan loss provision recaptured for the same period last year.

Noninterest income was $16.3 million for the first quarter of 2019, compared with $10.8 million for the fourth quarter of 2018 and $12.9 million for the first quarter of 2018. The $5.5 million quarter-over-quarter increase was primarily due to a $4.5 million net gain on the sale of one of our bank owned buildings. The first quarter of 2019 also included $105,000 of net gain on the sale of one OREO, compared to $3.5 million of net gain on the sale of one OREO in the first quarter of 2018. Excluding net gains on sale, noninterest income for the first quarter of 2019 grew by $895,000, or 8.32%, quarter-over-quarter and increased by $2.3 million, or 24.29%, compared to the first quarter of 2018.

Noninterest expense for the first quarter of 2019 was $51.6 million, compared to $60.8 million for the fourth quarter of 2018 and $35.9 million for the first quarter of 2018. The $9.2 million quarter-over-quarter decrease included a $5.3 million decrease in merger related expenses. Salaries and employee benefits for the first quarter of 2019 decreased $1.6 million and occupancy and equipment costs decreased $1.4 million, primarily due to cost savings resulting from the previous quarter’s systems integration related to the Community Bank (“CB”) merger and the consolidation of six banking centers during the first quarter of 2019. The $15.7 million increase in noninterest expense over the first quarter of 2018 included a $7.0 million increase in salary and benefit expense principally due to additional compensation for our newly hired and former CB employees. When compared to the first quarter of 2018, amortization of core deposit intangible (“CDI”) increased by $2.5 million as a result of core deposits assumed from CB. Occupancy and equipment expense increased by $1.4 million due to the banking centers acquired from CB. The first quarter of 2019 also included $3.1 million in merger related expenses mostly due to the consolidation of six banking centers. This compares to $803,000 in merger related expenses for the same period of 2018. As a percentage of average assets, noninterest expense was 1.83%, compared to 2.10% for the fourth quarter of 2018 and 1.77% for the first quarter of 2018. If merger related expenses are not included, noninterest expense was 1.72% of average assets for the first quarter of 2019, 1.80% of average assets for the fourth quarter of 2018, and 1.73% of average assets for the first quarter of 2018.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $109.5 million for the first quarter of 2019, compared to $113.0 million for the fourth quarter of 2018 and $70.5 million for the first quarter of 2018. Our net interest margin (tax equivalent) was 4.39% for the first quarter of 2019, compared to 4.40% for the fourth quarter of 2018 and 3.68% for the first quarter of 2018. Total average earning asset yields (tax equivalent) were 4.62% for the first quarter of 2019, compared to 4.58% for the fourth quarter of 2018 and 3.80% for the first quarter of 2018. The increase in earning asset yield from the prior quarter was primarily due to a five basis point increase in average loan yields. The growth in earning asset yield compared to the first quarter of 2018 was a combination of the growth in loan yields from 4.67% to 5.27% and a change in asset mix with average loans growing to 75.6% of earning assets for the first quarter, compared to 61.5% for the first quarter of 2018. Discount accretion decreased by $1.3 million quarter-over-quarter. As a result of the acquisition of CB, discount accretion increased by $5.7 million compared to the first quarter of 2018. The tax equivalent yield on investments increased two basis points from the fourth quarter of 2018 and by 16 basis points from the first quarter of 2018. First quarter average loans declined by $3.1 million, while loans grew by $2.87 billion on average compared to the first quarter of 2018. Investment securities declined on average by $81.7 million from the fourth quarter and by $409.9 million compared to the first quarter of 2018. Total cost of funds increased to 0.25% for the first quarter of 2019, compared to 0.19% for the fourth quarter of 2018 and 0.12% for the first quarter of 2018. The increase in cost of funds compared to the prior quarter was due to a three basis point increase in cost of deposits and customer repurchase agreements, combined with $105.0 million in growth in average overnight borrowings. Compared to the first quarter of 2018, the increase in cost of funds was due to a 27 basis point increase in the average rate paid on interest-bearing liabilities. This increase was the result of a nine basis point increase in cost of deposits and customer repurchases and $146.0 million of growth in average overnight borrowings. Compared to the prior quarter, interest-bearing deposits and customer repurchase agreements declined on average by $35.2 million. In comparison to the first quarter of 2018, average interest-bearing deposits and customer repurchase agreements increased by $946.8 million.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2019 was 29%, compared with 28% for the quarter ended March 31, 2018. Our estimated annual effective tax rate varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $11.30 billion at March 31, 2019. This represented a decrease of $224.2 million, or 1.94%, from total assets of $11.53 billion at December 31, 2018. Interest-earning assets of $10.04 billion at March 31, 2019 decreased $246.2 million, or 2.39%, when compared with $10.29 billion at December 31, 2018. The decrease in interest-earning assets was primarily due to a $157.7 million decrease in total loans and a $71.6 million decrease in investment securities.

Total assets of $11.30 billion at March 31, 2019 increased $2.95 billion, or 35.29%, from total assets of $8.36 billion at March 31, 2018. Interest-earning assets totaled $10.04 billion at March 31, 2019, an increase of $2.13 billion, or 26.84%, when compared with earning assets of $7.92 billion at March 31, 2018. The increase in interest-earning assets was primarily due to a $2.81 billion increase in total loans, partially offset by a $332.9 million decrease in investment securities. The increase in total loans included $2.73 billion of loans acquired from CB in the third quarter of 2018.

On August 10, 2018, we completed the acquisition of CB with approximately $4.09 billion in total assets and 16 banking centers. The acquisition included $2.73 billion of loans, $717.0 million of investment securities, and $70.9 million in bank-owned life insurance. The acquisition also resulted in $550.0 million of goodwill and $52.2 million in core deposit premium. At the close of the merger, the entire CB security portfolio was liquidated at fair market value, as was $297.6 million of FHLB term advances and $166.0 million of overnight borrowings from CB. Net cash proceeds were used to fund the $180.7 million in cash paid to the former shareholders of CB as part of the merger consideration.

Investment Securities

Total investment securities were $2.41 billion at March 31, 2019, a decrease of $71.6 million, or 2.89%, from $2.48 billion at December 31, 2018 and a decrease of $332.9 million, or 12.15%, from $2.74 billion at March 31, 2018. The decrease in investment securities was due to minimal reinvestment of cash flows generated from principal payments on the security portfolio.

At March 31, 2019, investment securities held-to-maturity (“HTM”) totaled $733.5 million, an $11.0 million decrease, or 1.47%, from December 31, 2018 and a $64.8 million decrease, or 8.12%, from March 31, 2018.

At March 31, 2019 investment securities available-for-sale (“AFS”) totaled $1.67 billion, inclusive of a pre-tax net unrealized loss of $4.2 million due to a decline in fair value resulting from higher interest rates. AFS securities declined by $60.6 million, or 3.49%, from December 31, 2018, and declined by $268.1 million, or 13.81%, from March 31, 2018.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.01 billion at March 31, 2019, compared to $2.06 billion at December 31, 2018 and $2.28 billion at March 31, 2018. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $262.5 million as of March 31, 2019. These securities are located in 28 states. Our largest concentrations of holdings are located in Minnesota at 23.30%, Massachusetts at 11.92%, Texas at 10.27%, and Connecticut at 6.61%.

In the first quarter of 2019, we purchased $19.8 million of MBS securities with an average yield of approximately 3.44%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.61 billion at March 31, 2019 decreased by $157.7 million, or 2.03%, from December 31, 2018. The decrease in total loans included a $75.7 million decline in dairy & livestock loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding dairy and livestock loans, total loans declined by $82.0 million, or 1.11%. The decrease in total loans included declines of $45.0 million in commercial and industrial loans and $12.1 million in Small Business Administration (“SBA”) loans.

Total loans and leases, net of deferred fees and discounts, of $7.61 billion at March 31, 2019 increased by $2.81 billion, or 58.64%, from March 31, 2018. Excluding the $2.73 billion of acquired CB loans, total loans increased by $77.8 million, or 1.62%, from March 31, 2018. Commercial real estate loans grew by $185.2 million and dairy & livestock and agribusiness loans increased by $33.5 million. This growth was partially offset by a decrease of $92.5 million in commercial and industrial loans, a decrease of $22.3 million in SBA loans, and a decrease of $21.1 million in consumer and other loans.

Deposits & Customer Repurchase Agreements

Deposits of $8.65 billion and customer repurchase agreements of $462.8 million totaled $9.12 billion at March 31, 2019. This represents a decrease of $152.9 million, or 1.65%, when compared with total deposits and customer repurchase agreements of $9.27 billion at December 31, 2018. Deposits and customer repurchase agreements increased by $1.92 billion, or 26.68%, when compared with total deposits and customer repurchase agreements of $7.20 billion at March 31, 2018.

Noninterest-bearing deposits were $5.10 billion at March 31, 2019, a decrease of $106.0 million, or 2.04%, when compared to December 31, 2018, and an increase of $1.04 billion, or 25.50%, when compared to $4.06 billion at March 31, 2018. At March 31, 2019, noninterest-bearing deposits were 58.92% of total deposits, compared to 58.96% at December 31, 2018 and 60.55% at March 31, 2018.

The increase in total deposits in comparison to the first quarter of 2018 included $1.26 billion of noninterest-bearing deposits and $2.87 billion of total deposits assumed from CB during the third quarter of 2018.

Our average cost of total deposits was 0.18% for the quarter ended March 31, 2019, compared to 0.16% for the fourth quarter of 2018 and 0.09% for the first quarter of 2018. Our average cost of total deposits including customer repurchase agreements was 0.20% for the quarter ended March 31, 2019, 0.17% for the quarter ended December 31, 2018, and 0.11% for the quarter ended March 31, 2018.

FHLB Advance, Other Borrowings and Debentures

At March 31, 2019, we had $153.0 million in short-term borrowings compared to $280.0 million at December 31, 2018, and zero at March 31, 2018.

At March 31, 2019, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2018. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $65.2 million at March 31, 2019, compared to $63.6 million at December 31, 2018 and $59.9 million at March 31, 2018. The allowance for loan losses for the first quarter of 2019 was increased by $1.5 million in provision for loan losses and $88,000 in net recoveries. The allowance for loan losses was 0.86%, 0.82%, 0.79%, 1.24%, and 1.25% of total loans and leases outstanding, at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018, respectively. The ratio as of the most recent three quarters was impacted by the $2.73 billion in loans acquired from CB that are recorded at fair market value, without a corresponding loan loss allowance. The allowance for loan losses as a percentage of non-acquired loans was 1.35% at March 31, 2019, compared to 1.32% at December 31, 2018 and 1.39% at March 31, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $17.0 million at March 31, 2019, or 0.22% of total loans. Total nonperforming loans at March 31, 2019 included $13.7 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of $20.0 million, or 0.26% of total loans, at December 31, 2018 and $10.2 million, or 0.21%, of total loans, at March 31, 2018. The $17.0 million in nonperforming loans at March 31, 2019 are summarized as follows: $8.4 million in commercial and industrial loans, $4.1 million in SBA loans, $2.9 million in SFR mortgage loans, $1.1 million in commercial real estate loans, and $477,000 in consumer and other loans.

As of March 31, 2019, we had $2.3 million in OREO compared to $420,000 at December 31, 2018. During the first quarter of 2019, we sold one OREO property, realizing a net gain on sale of $105,000. There was one addition to OREO for the quarter ended March 31, 2019.

At March 31, 2019, we had loans delinquent 30 to 89 days of $1.2 million. This compares to $5.3 million at December 31, 2018 and $743,000 at March 31, 2018. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at March 31, 2019, 0.07% at December 31, 2018, and 0.02% at March 31, 2018.

At March 31, 2019, we had $3.3 million in performing TDR loans, compared to $3.6 million in performing TDR loans at December 31, 2018, and $4.3 million in performing TDR loans at March 31, 2018. In terms of the number of loans, we had 12 performing TDR loans at March 31, 2019, compared to 13 performing TDR loans at December 31, 2018, and 15 performing TDR loans at March 31, 2018.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $19.3 million at March 31, 2019, $20.4 million at December 31, 2018, and $10.2 million at March 31, 2018. As a percentage of total assets, nonperforming assets were 0.17% at March 31, 2019, 0.18% at December 31, 2018, and 0.12% at March 31, 2018.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2019, classified loans totaled $52.0 million, compared to $51.1 million at December 31, 2018 and $43.2 million at March 31, 2018. Total classified loans at March 31, 2019 included $19.9 million of classified loans acquired from CB in the third quarter of 2018. The acquired classified CB loans increased $862,000 quarter-over-quarter. Excluding the acquired classified CB loans, classified loans decreased $35,000 quarter-over-quarter including an $853,000 decrease in classified commercial real estate loans and a $274,000 decrease in classified SBA loans. This was partially offset by an increase of $1.2 million in classified dairy & livestock and agribusiness loans.

CitizensTrust

As of March 31, 2019, CitizensTrust had approximately $2.72 billion in assets under management and administration, including $1.92 billion in assets under management. Revenues were $2.2 million for the first quarter of 2019, compared to $2.2 million for the same period of 2018. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 61 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30a.m. PDT/10:30 a.m. EDT on Thursday, April 25, 2019 to discuss the Company’s first quarter 2019 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through May 9, 2019 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10129992.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the 2018 merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our customers, employees or third parties with whom we conduct business; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, blockchain technology and other banking products, systems or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation and any litigation which we inherited from our 2018 merger with Community Bank); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2019	2018	2018
Assets
Cash and due from banks	$168,877	$144,008	$101,714
Interest-earning balances due from Federal Reserve	3,337	19,940	354,524

Total cash and cash equivalents	172,214	163,948	456,238

Interest-earning balances due from depository institutions	7,420	7,670	10,100
Investment securities available-for-sale	1,673,501	1,734,085	1,941,592
Investment securities held-to-maturity	733,464	744,440	798,284

Total investment securities	2,406,965	2,478,525	2,739,876

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,606,863	7,764,611	4,794,983
Allowance for loan losses	(65,201)	(63,613)	(59,935)

Net loans and lease finance receivables	7,541,662	7,700,998	4,735,048

Premises and equipment, net	55,833	58,193	45,542
Bank owned life insurance (BOLI)	222,010	220,758	146,702
Intangibles	50,927	53,784	6,507
Goodwill	666,539	666,539	116,564
Other assets	163,699	161,050	81,895

Total assets	$11,304,957	$11,529,153	$8,356,160

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,098,822	$5,204,787	$4,062,691
Investment checking	426,983	460,972	433,725
Savings and money market	2,612,996	2,629,787	1,840,929
Time deposits	515,319	531,944	372,090

Total deposits	8,654,120	8,827,490	6,709,435
Customer repurchase agreements	462,774	442,255	487,277
Other borrowings	153,000	280,000	-
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	118,362	102,444	66,816

Total liabilities	9,414,030	9,677,963	7,289,302
Stockholders’ Equity
Stockholders’ equity	1,896,372	1,869,474	1,087,709
Accumulated other comprehensive loss, net of tax	(5,445)	(18,284)	(20,851)

Total stockholders’ equity	1,890,927	1,851,190	1,066,858

Total liabilities and stockholders’ equity	$11,304,957	$11,529,153	$8,356,160

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2019	2018
Assets
Cash and due from banks	$175,359	$125,638
Interest-earning balances due from Federal Reserve	11,114	124,678

Total cash and cash equivalents	186,473	250,316

Interest-earning balances due from depository institutions	7,581	14,098
Investment securities available-for-sale	1,698,704	2,034,191
Investment securities held-to-maturity	737,516	811,954

Total investment securities	2,436,220	2,846,145

Investment in stock of FHLB	17,688	17,688
Loans and lease finance receivables	7,662,573	4,789,943
Allowance for loan losses	(63,610)	(59,820)

Net loans and lease finance receivables	7,598,963	4,730,123

Premises and equipment, net	57,170	46,034
Bank owned life insurance (BOLI)	221,171	146,574
Intangibles	52,777	6,722
Goodwill	666,539	116,564
Other assets	163,672	82,116

Total assets	$11,408,254	$8,256,380

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,085,764	$3,856,254
Interest-bearing	3,652,661	2,668,560

Total deposits	8,738,425	6,524,814
Customer repurchase agreements	506,743	543,997
Other borrowings	159,448	13,489
Junior subordinated debentures	25,774	25,774
Other liabilities	98,179	61,033

Total liabilities	9,528,569	7,169,107
Stockholders’ Equity
Stockholders’ equity	1,898,173	1,086,285
Accumulated other comprehensive (loss) income, net of tax	(18,488)	988

Stockholders’ equity	1,879,685	1,087,273

Total liabilities and stockholders’ equity	$11,408,254	$8,256,380

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Interest income:
Loans and leases, including fees	$99,687	$55,196
Investment securities:
Investment securities available-for-sale	10,645	11,868
Investment securities held-to-maturity	4,525	4,765

Total investment income	15,170	16,633
Dividends from FHLB stock	332	332
Interest-earning deposits with other institutions	94	536

Total interest income	115,283	72,697

Interest expense:
Deposits	3,871	1,525
Borrowings and junior subordinated debentures	1,876	651

Total interest expense	5,747	2,176

Net interest income before provision for (recapture of) loan losses	109,536	70,521
Provision for (recapture of) loan losses	1,500	(1,000)

Net interest income after provision for (recapture of) loan losses	108,036	71,521

Noninterest income:
Service charges on deposit accounts	5,141	4,045
Trust and investment services	2,182	2,157
Gain on OREO, net	105	3,540
Gain on sale of building, net	4,545	-
Other	4,330	3,174

Total noninterest income	16,303	12,916

Noninterest expense:
Salaries and employee benefits	29,302	22,314
Occupancy and equipment	5,615	4,192
Professional services	1,925	1,530
Software licenses and maintenance	2,422	1,760
Marketing and promotion	1,394	1,356
Amortization of intangible assets	2,857	331
Acquisition related expenses	3,149	803
Other	4,940	3,660

Total noninterest expense	51,604	35,946

Earnings before income taxes	72,735	48,491
Income taxes	21,093	13,578

Net earnings	$51,642	$34,913

Basic earnings per common share	$0.37	$0.32

Diluted earnings per common share	$0.37	$0.32

Cash dividends declared per common share	$0.18	$0.14

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Interest income - tax equivalent (TE)	$115,738	$73,228
Interest expense	5,747	2,176

Net interest income - (TE)	$109,991	$71,052

Return on average assets, annualized	1.84%	1.71%
Return on average equity, annualized	11.14%	13.02%
Efficiency ratio [1]	41.01%	43.08%
Noninterest expense to average assets, annualized	1.83%	1.77%
Yield on average loans	5.27%	4.67%
Yield on average earning assets (TE)	4.62%	3.80%
Cost of deposits	0.18%	0.09%
Cost of deposits and customer repurchase agreements	0.20%	0.11%
Cost of funds	0.25%	0.12%
Net interest margin (TE)	4.39%	3.68%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	139,615,195	109,858,684
Diluted	139,831,429	110,223,288
Dividends declared	$25,168	$15,434
Dividend payout ratio [2]	48.74%	44.21%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	140,009,185	110,259,046
Book value per share	$13.51	$9.68
Tangible book value per share	$8.38	$8.56

	March 31,
	2019	2018
Nonperforming assets:
Nonaccrual loans	$16,714	$6,263
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	277	3,909
Other real estate owned (OREO), net	2,275	-

Total nonperforming assets	$19,266	$10,172

Troubled debt restructured performing loans	$3,299	$4,285

Percentage of nonperforming assets to total loans outstanding and OREO	0.25%	0.21%
Percentage of nonperforming assets to total assets	0.17%	0.12%
Allowance for loan losses to nonperforming assets	338.43%	589.22%

	Three Months Ended
	March 31,
	2019	2018
Allowance for loan losses:
Beginning balance	$63,613	$59,585
Total charge-offs	(99)	(7)
Total recoveries on loans previously charged-off	187	1,357

Net recoveries	88	1,350
Provision for (recapture of) loan losses	1,500	(1,000)

Allowance for loan losses at end of period	$65,201	$59,935

Net recoveries to average loans	0.001%	0.028%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2019		2018		2017
Quarter End	High	Low	High	Low	High	Low
March 31,	$23.18	$19.94	$25.14	$21.64	$24.63	$20.58
June 30,	-	-	$24.11	$21.92	$22.85	$19.90
September 30,	-	-	$24.97	$22.19	$24.29	$19.58
December 31,	-	-	$23.51	$19.21	$25.49	$22.25

Quarterly Consolidated Statements of Earnings

	Q1	Q4	Q3	Q2	Q1
	2019	2018	2018	2018	2018
Interest income
Loans and leases, including fees	$99,687	$100,902	$79,818	$57,368	$55,196
Investment securities and other	15,596	16,818	16,820	17,437	17,501

Total interest income	115,283	117,720	96,638	74,805	72,697

Interest expense
Deposits	3,871	3,784	2,967	1,549	1,525
Other borrowings	1,876	920	851	568	651

Total interest expense	5,747	4,704	3,818	2,117	2,176

Net interest income before provision for (recapture of) loan losses	109,536	113,016	92,820	72,688	70,521
Provision for (recapture of) loan losses	1,500	3,000	500	(1,000)	(1,000)

Net interest income after provision for (recapture of) loan losses	108,036	110,016	92,320	73,688	71,521

Noninterest income	16,303	10,758	10,112	9,695	12,916
Noninterest expense	51,604	60,831	48,880	34,254	35,946

Earnings before income taxes	72,735	59,943	53,552	49,129	48,491
Income taxes	21,093	16,784	14,994	13,756	13,578

Net earnings	$51,642	$43,159	$38,558	$35,373	$34,913

Effective tax rate	29.00%	28.00%	28.00%	28.00%	28.00%
Basic earnings per common share	$0.37	$0.31	$0.30	$0.32	$0.32
Diluted earnings per common share	$0.37	$0.31	$0.30	$0.32	$0.32

Cash dividends declared per common share	$0.18	$0.14	$0.14	$0.14	$0.14

Cash dividends declared	$25,168	$19,697	$19,628	$15,444	$15,434

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Commercial and industrial	$957,742	$1,002,728	$1,022,365	$509,750	$515,137
SBA	339,192	351,301	358,338	122,359	124,788
Real estate:
Commercial real estate	5,402,049	5,408,636	5,283,719	3,471,244	3,435,491
Construction	121,912	122,782	123,274	84,400	79,898
SFR mortgage	285,928	296,649	292,666	237,308	237,776
Dairy & livestock and agribusiness	322,321	394,543	304,798	268,489	276,389
Municipal lease finance receivables	61,249	64,186	67,581	67,721	67,892
Consumer and other loans	120,949	128,614	134,982	61,060	64,387

Gross loans	7,611,342	7,769,439	7,587,723	4,822,331	4,801,758
Less:
Purchase accounting discount on PCI loans	-	-	-	-	(1,074)
Deferred loan fees, net	(4,479)	(4,828)	(5,264)	(5,375)	(5,701)

Gross loans, net of deferred loan fees and discounts	7,606,863	7,764,611	7,582,459	4,816,956	4,794,983
Allowance for loan losses	(65,201)	(63,613)	(60,007)	(59,583)	(59,935)

Net loans	$7,541,662	$7,700,998	$7,522,452	$4,757,373	$4,735,048

Deposit Composition by Type and Customer Repurchase Agreements

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Noninterest-bearing	$5,098,822	$5,204,787	$5,224,154	$3,980,666	$4,062,691
Investment checking	426,983	460,972	455,388	432,455	433,725
Savings and money market	2,612,996	2,629,787	2,818,386	1,759,684	1,840,929
Time deposits	515,319	531,944	611,898	362,501	372,090

Total deposits	8,654,120	8,827,490	9,109,826	6,535,306	6,709,435
Customer repurchase agreements	462,774	442,255	399,477	384,054	487,277

Total deposits and customer repurchase agreements	$9,116,894	$9,269,745	$9,509,303	$6,919,360	$7,196,712

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Nonperforming loans:
Commercial and industrial	$8,388	$7,490	$3,026	$204	$272
SBA	4,098	2,892	3,005	574	589
Real estate:
Commercial real estate	1,134	6,068	5,856	6,517	6,746
Construction	-	-	-	-	-
SFR mortgage	2,894	2,937	2,961	1,578	1,309
Dairy & livestock and agribusiness	-	78	775	800	818
Consumer and other loans	477	486	807	509	438

Total	$16,991	$19,951	$16,430	$10,182	$10,172

% of Total gross loans	0.22%	0.26%	0.22%	0.21%	0.21%

Past due 30-89 days:
Commercial and industrial	$369	$909	$274	$-	$-
SBA	601	1,307	123	-	-
Real estate:
Commercial real estate	124	2,789	-	-	-
Construction	-	-	-	-	-
SFR mortgage	-	285	-	-	680
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	101	-	98	47	63

Total	$1,195	$5,290	$495	$47	$743

% of Total gross loans	0.02%	0.07%	0.01%	0.001%	0.02%

OREO:
Real estate:
Commercial real estate	$2,275	$-	$-	$-	$-
Construction	-	-	-	-	-
SFR mortgage	-	420	420	-	-

Total	$2,275	$420	$420	$-	$-

Total nonperforming, past due, and OREO	$20,461	$25,661	$17,345	$10,229	$10,915

% of Total gross loans	0.27%	0.33%	0.23%	0.21%	0.23%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2019 and 2018.

	March 31,
	2019	2018
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,890,927	$1,066,858
Less: Goodwill	(666,539)	(116,564)
Less: Intangible assets	(50,927)	(6,507)

Tangible book value	$1,173,461	$943,787
Common shares issued and outstanding	140,009,185	110,259,046

Tangible book value per share	$8.38	$8.56

Reconciliations of Adjusted Efficiency Ratio and Noninterest Expense to Average Assets Ratio (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the three months ended March 31, 2019 and 2018 included acquisition related expenses of $3.1 million and $803,000, respectively. We believe that presenting the efficiency ratio and noninterest expense to average assets ratio, excluding acquisition expenses, provides additional clarity to the users of financial statements regarding core net income.

	Three Months Ended
	March 31,
	2019	2018
	(Dollars in thousands)

Total noninterest expense	$51,604	$35,946
Acquisition related expenses	(3,149)	(803)

Adjusted total noninterest expense, excluding acquisition expenses	$48,455	$35,143

Net interest income before provision for (recapture of) loan losses	$109,536	$70,521
Total noninterest income	16,303	12,916
Average total assets	11,408,254	8,256,380

Efficiency ratio [1]	41.01%	43.08%
Adjusted efficiency ratio, excluding acquisition expenses	38.51%	42.12%

Noninterest expense to average assets, annualized	1.83%	1.77%
Adjusted noninterest expense to average assets, excluding acquisition expenses, annualized	1.72%	1.73%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31,
	2019	2018
	(Dollars in thousands)

Net Income	$51,642	$34,913
Add: Amortization of intangible assets	2,857	331
Less: Tax effect of amortization of intangible assets [1]	(845)	(98)

Tangible net income	$53,654	$35,146

Average stockholders’ equity	$1,879,685	$1,087,273
Less: Average goodwill	(666,539)	(116,564)
Less: Average intangible assets	(52,777)	(6,722)

Average tangible common equity	$1,160,369	$963,987

Return on average equity, annualized	11.14%	13.02%
Return on average tangible common equity, annualized	18.75%	14.79%

[1] Tax effected at respective statutory rates.

Reconciliations of Adjusted Yield on Average Loans, Yield on Average Earning Assets and NIM (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended March 31, 2019 and 2018 included a yield adjustment of $7.2 million and $2.3 million, respectively. These yield adjustments relate to discount accretion on acquired loans and nonrecurring nonaccrual interest paid, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
Yield on Average Loans
Loan interest income	$99,687	$55,196
Less: Discount accretion on acquired loans	(7,200)	(1,523)
Less: Nonrecurring nonaccrual interest paid	-	(762)

Adjusted loan interest income	$92,487	$52,911

Average loans and lease finance receivables, net of discount on acquired loans	$7,662,573	$4,789,943
Add: Average discount on acquired loans	77,625	9,168

Average gross loans and lease finance receivables	$7,740,198	$4,799,111

Yield on average loans	5.27%	4.67%
Adjusted yield on average loans	4.84%	4.47%

Yield on Average Earning Assets (TE)
Total interest income (TE)	$115,738	$73,228
Less: Discount accretion on acquired loans	(7,200)	(1,523)
Less: Nonrecurring nonaccrual interest paid	-	(762)

Adjusted total interest income (TE)	$108,538	$70,943

Average total interest-earning assets	$10,135,176	$7,792,552
Add: Average discount on acquired loans	77,625	9,168

Adjusted average total interest-earning assets	$10,212,801	$7,801,720

Yield on average earning assets (TE)	4.62%	3.80%
Adjusted yield on average earning assets (TE)	4.30%	3.67%

Net Interest Margin (TE)
Net interest income (TE)	$109,991	$71,052
Less: Discount accretion on acquired loans	(7,200)	(1,523)
Less: Nonrecurring nonaccrual interest paid	-	(762)

Adjusted net interest income (TE)	$102,791	$68,767

Average total interest-earning assets	$10,135,176	$7,792,552
Add: Average discount on acquired loans	77,625	9,168

Adjusted average total interest-earning assets	$10,212,801	$7,801,720

Net interest margin (TE)	4.39%	3.68%
Adjusted net interest margin (TE)	4.07%	3.56%